EXHIBIT 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT
WITH WILLIAM M. PURDY

     This AMENDMENT (“the Amendment”) is made effective December 1, 2001, by and between American Management Systems, Incorporated, a corporation formed under the laws of the State of Delaware with its principal place of business at 4000 and 4050 Legato Road, Fairfax, VA 22033 (“AMS”), and William M. Purdy, residing at 2804 North Harrison Street, Arlington, VA 22207 (the “Employee”).

     WHEREAS, the Employee is employed by AMS as an executive vice president pursuant to an employment agreement dated February 5, 2001 (the “Employment Agreement”);

     WHEREAS, the Board of Directors of AMS (the “Board”) appointed the Employee to serve as the President and Interim Chief Executive Officer (“CEO”) of AMS until such time as AMS appointed a new CEO;

     WHEREAS, on September 16, 2001, the Board approved the appointment of a new CEO effective December 1, 2001;

     WHEREAS, the parties desire to amend the Employment Agreement in a manner that is consistent with the resolutions adopted by the Board of Directors of AMS on September 16, 2001, in connection with the appointment of a new CEO; and

     WHEREAS, Section 17 of the Employment Agreement provides that the agreement may be amended or modified by a written instrument executed by both AMS and the Employee;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Amendment, the sufficiency of which the parties acknowledge, it is agreed as follows:

     1.     Section 1 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, by extending the initial term of the Employment Agreement through December 31, 2004.

     2.     The text of Section 2 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, to read as follows:

The Employee shall be employed as President and Chief Operating Officer of AMS, to hold office in each position until the Board designates another person to hold such position. The Employee shall perform such services consistent with each position as might be assigned to him from time to time and are consistent with the bylaws of AMS.

In performing these services, the Employee shall report to the CEO of AMS and shall have such responsibilities and authority as are commensurate with such positions and as may be prescribed by the CEO, the Board and the by-laws of AMS.

AMS and the Employee shall mutually agree on an acceptable executive role for the Employee within 180 days after the Employer’s appointment of Alfred T. Mockett as its new CEO. If AMS and the Employee fail to do so, after attempting to do so in good faith, such failure shall be treated as a constructive termination within the meaning of Section 6.d. hereof.

     3.     Subsection a of Section 5 of the Employment Agreement shall be and hereby is revised effective January 1, 2002, by increasing the Employee’s base salary to $600,000.

     4.     The text of subsection b of Section 5 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, to read as follows:

(i)	In fiscal year 2002 and later years, the Employee shall be eligible for an annual cash bonus having a value of from 0% to 150% of his annual base salary for the relevant year, depending on performance, with a target percentage of 60% (“Target Annual Bonus”). Such annual bonuses shall be paid at the usual times for the payment of annual bonuses by AMS. If the Employee’s employment terminates other than for Cause (as defined in Section 5.c) or because of a voluntary termination (as defined in Section 5.e) , his estate or his beneficiaries, as the case may be, shall be entitled to a pro-rated annual bonus for the year in which the termination occurs in an amount at least equal to (A) the greater of his Target Annual Bonus or the annual bonus paid in the last year prior to his termination, multiplied by (B) a fraction, the numerator of which is the number of days in the year through the date of termination and the denominator of which is 365, plus any accrued but unpaid portion of his annual bonus for the previous year.

(ii)	The Employee shall be entitled to participate in a long term incentive compensation plan for fiscal year 2002 and subsequent years. Each year’s plan shall have a potential value, depending on performance over the applicable performance period, of approximately 125% of his target annual cash compensation (i.e., his annual base salary plus his Target Annual Bonus). Awards shall be made under a long term incentive compensation plan, a draft of which is to be submitted to the Compensation Committee within nine months of the date that the Employee commences performing services for AMS under this Agreement. Under the plan, which shall cover the Employee and other senior executives of AMS, performance award cycles shall commence annually and the amount of the awards shall be based at least in part on the overall performance of AMS during the applicable performance period.

     5.     Paragraph (iv) of subsection d of Section 6 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, to read as follows:

(iv)	full vesting of any unexercised stock options and any restricted stock;

     6.     Paragraph (vii) of subsection d of Section 6 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, to read as follows:

(vii)	a severance benefit in an amount equal to 200% of the Employee’s annual base salary in effect immediately preceding such termination, but only if (1) the Employee executes a release substantially identical to the release attached hereto, (2) the period for revoking such release has expired, and (3) the Employee has complied with the requirements of Sections 9 and 10 hereof.

     7.     Section 16 of the Employment Agreement shall be and hereby is revised effective December 1, 2001, by adding the following sentence at the end thereof: “At AMS’s sole discretion it may substitute, for any advance notification otherwise required in this Agreement, continued payment of regular salary and benefits during the otherwise required advance notification period.”

     8.     This Amendment shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

Dated: December 1, 2001	/s/William M. Purdy William M. Purdy

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

Dated: December 1, 2001	/s/Alfred T. Mockett Alfred T. Mocket